EXHIBIT 99.1

                                       [FORT JAMES LOGO]
 NEWS RELEASE
                                      FORT JAMES CORPORATION
                                      POST OFFICE BOX 89
                                      DEERFIELD, ILLINOIS 60015
                                      CONTACT:
                                      CELESTE GUNTER, FINANCIAL    847.317.5355
                                      MARK LINDLEY, MEDIA          847.317.5280


                 FORT JAMES REPORTS SECOND QUARTER 2000 RESULTS

      DEERFIELD, IL., July 19, 2000 - Fort James Corporation today announced second quarter 2000 net earnings, excluding unusual and non-recurring items, of $110.8 million, or $0.54 per diluted share. This compares to net earnings of $135.2 million, or $0.62 per diluted share, reported on the same basis in the second quarter of 1999. Net sales for the second quarter increased modestly to $1,756.6 million versus $1,718.5 million in 1999. Excluding the effects of currency translation and divested operations, net sales increased approximately 7 percent. Compared to the first quarter of 2000, net sales increased by more than 4 percent and net earnings, excluding unusual and nonrecurring items, increased approximately 15 percent.
     "Strong cost reduction and improved product pricing combined to strengthen Fort James' results for the second quarter," said Miles L. Marsh, Chairman and Chief Executive Officer of Fort James. "We are still, however, feeling the effects of higher raw material costs on a worldwide basis."


SECOND QUARTER RESULTS BY SEGMENT

      Income from operations, excluding unusual and non-recurring items, declined to $225.8 million in the second quarter of 2000 from $252.2 million in 1999. The decline was principally attributable to reduced earnings in the Tissue - North America and Tissue - Europe businesses, driven by escalating costs in key raw materials, partially offset by increased earnings in the Communications Papers and Fiber businesses.
      Sales for the TISSUE - NORTH AMERICA business increased 4 percent in the second quarter of 2000 to $951.0 million compared to $913.7 million a year ago. Income from operations of $172.1 million was 6 percent lower than the $183.5 million reported in 1999, but represented a 19 percent increase over the $144.1 million posted in the first quarter of 2000. Compared to the prior year, the decline in income from operations was primarily attributable to increased raw material costs, principally recycled paper. However, strong improvements in manufacturing cost reductions and the benefits of pricing initiatives partially offset the higher raw material costs. Distribution and warehousing costs continued to decline compared to both the prior year and the first quarter of 2000, despite rising fuel costs, as product flow improvement programs took effect. In addition, three major mill maintenance outages were successfully completed in the second quarter, in a shorter timeframe and with less expense than originally anticipated.
      The away-from-home category experienced top-line growth driven by higher pricing and mix improvements from our Sofpull(R) and NuRoll(R) towels, coreless Compact(R) tissue and CoolColor(TM) dispenser product lines. Volumes declined slightly compared to the prior year, as the company pursued pricing policies to help alleviate the impacts of the significant raw material inflation.
      Volume in the retail category was comparable to 1999 with gains in bath tissue offset by lower napkin volumes. During the quarter, list price increases were implemented across all product lines.
      Second quarter sales and income from operations of the TISSUE - EUROPE business declined to $433.6 million and $24.4 million, respectively, compared to $456.3 million and $57.4 million in the prior year. Changes in currency exchange rates negatively affected sales and operating profits by approximately $44 million and $5 million, respectively, compared to last year's quarter. The second quarter 2000 operating profits were negatively impacted by continued raw material inflation, partially offset by finished good pricing increases which have been initiated in all countries. Europe also experienced good volume growth in all countries, except the United Kingdom, with notable gains in France and the Nordic region compared to a year ago.
      Sales in the DIXIE business increased 9 percent in the second quarter of 2000 to $240.6 million, compared to $220.3 million in 1999, while income from operations in the current quarter was generally consistent with last year at $37.3 million compared to $38.6 million. The current quarter sales improvement was driven by volume gains in excess of 6 percent for both the retail and foodservice categories, with notable gains in retail plates, the club channel and foodservice plastic cutlery and cups. Income from operations was affected by strong sales growth and cost reduction efforts, offset by raw material inflation, particularly in plastic resins. Dixie has announced price increases in all channels to recover raw material inflation. Dixie's Rinse & ReUse, a new disposable stoneware product launched in the first quarter, had strong acceptance in virtually every launch area and has achieved market share in line with that of its premium competitors.
      Second quarter 2000 sales for the COMMUNICATIONS PAPERS AND FIBER businesses increased 13 percent to $226.8 million from $200.9 million a year ago. Income from operations in the current quarter increased to $10.2 million, compared to a loss from operations of $8.6 million in 1999. The improved earnings were the result of significantly higher pulp and uncoated freesheet prices, partially offset by the effect of lower pulp volumes as a result of the January 2000 sale of Marathon, LTD ("Marathon") the company's non-integrated pulp mill located in Ontario, Canada. Although uncoated freesheet prices are significantly higher than last year, they leveled in the second quarter after increasing steadily from the third quarter of 1999.


OTHER ITEMS

      Other expense for the quarter was $3.1 million compared to other income of $14.2 million in 1999. This decrease was primarily due to foreign currency losses in the current quarter compared to foreign currency gains in the prior year and interest income received in 1999 related to prior year tax refunds.
      Cash provided by operations totaled $338.3 million for the first six months of 2000, compared to $308.1 million in 1999. The increase was primarily due to lower investments in working capital partially offset by lower income from operations.
      As part of the company's $500 million stock purchase program, the company purchased 3.3 million common shares at a total cost of $75.2 million in the quarter, 9.4 million common shares at a total cost of $198.9 million for the year, and 16.5 million common shares at a total cost of $398.6 million since the inception of the program in August 1999.


UNUSUAL AND NON-RECURRING ITEMS

      Second quarter income from operations included non-recurring income of $8.6 million ($5.6 million after taxes, or $0.03 per diluted share) related to the settlement of divestiture liabilities on terms more favorable than anticipated. These divestiture liabilities, recorded in 1999, related to the closure of the groundwood paper business and the sale of Marathon.


SIX MONTHS RESULTS

      For the first six months of 2000, the company generated net earnings, excluding unusual and non-recurring items, of $207.2 million, or $0.99 per diluted share, compared to $252.8 million, or $1.15 per diluted share in 1999.


COMMENT

      "After a difficult period, largely resulting from very significant raw material cost increases, there is progress in our second quarter results," said Miles Marsh. "Some pricing has been achieved to partially offset the cost increases, although full recovery remains some way off. Our cost reduction programs have been successfully accelerated and our distribution costs are meaningfully down despite rising fuel costs.
      "We strongly believe the company's strategies and programs are sound and are seeing the evidence of this in a variety of ways. Our positions in the market remain very solid and our new marketing initiatives are meeting with considerable success. However, we also believe the Georgia-Pacific initiative to acquire Fort James represents strong immediate value to our shareholders and removes execution risk. With this in mind, management has worked diligently to bring this opportunity to our shareholders."



      Fort James is a leading international consumer products company, serving consumers both at home and away-from-home with bathroom and facial tissue, paper towels, napkins, and cups, plates, cutlery and food wrap products. The company's popular brands include QUILTED NORTHERN, BRAWNY, DIXIE, VANITY FAIR, MARDI GRAS, SOFT `N GENTLE and SO-DRI in North America and LOTUS, COLHOGAR, TENDERLY, EMBO, and KITTENSOFT in Europe. The company currently has approximately 50 manufacturing facilities in the U.S., Canada and 11 other countries around the world and had $6.8 billion of net sales in 1999.
      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and company plans and objectives to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for the company's products; the ability to successfully introduce new products; changes in raw material, energy and other costs; the ability to achieve net costs reductions; opportunities that may be presented to and pursued by the company; and determinations by regulatory and governmental authorities.

                                    # # #

      COPIES OF TODAY'S NEWS RELEASE, ALONG WITH ADDITIONAL INFORMATION ON FORT JAMES, IS AVAILABLE, AT NO CHARGE, BY CALLING (888) 526 3711. YOU MAY ALSO ACCESS THE COMPANY'S WEB SITE AT INTERNET ADDRESS http://www.fortjames.com.
                                                  ------------------------

                                FINANCIAL SUMMARY
                             FORT JAMES CORPORATION
                         FOR THE QUARTERS AND SIX MONTHS
                      ENDED JUNE 25, 2000 AND JUNE 27, 1999

                                                                                 Quarter                       Six Months
                                                                        ------------------------        ------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                                    2000 (a)        1999 (b)        2000 (a)        1999 (b)
---------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                               $ 1, 756.6      $ 1,718.5       $ 3,433.2       $ 3,387.5

Income from operations, before unusual and non-recurring items          $    225.8      $   252.2       $   413.0       $   488.6

Net earnings, before unusual and non-recurring items                    $    110.8      $   135.2       $   207.2       $   252.8

Diluted earnings per share:

Net earnings, before unusual and non-recurring items                    $     0.54      $    0.62       $    0.99       $    1.15
                                                                        -----------     ----------      ----------      ----------
                                                                        -----------     ----------      ----------      ----------

  Discontinued operations                                               $     -         $   (0.04)      $     -         $   (0.02)
                                                                        -----------     ----------      ----------      ----------
                                                                        -----------     ----------      ----------      ----------

  Net Income                                                            $     0.57      $    0.44       $    1.02       $    0.88
---------------------------------------------------------------------------------------------------------------------------------




(a)Net income for the second quarter and first six months of 2000 included non-recurring income of $8.6 million ($5.6 million after taxes, or $0.03 per diluted share) for the settlement of divestiture liabilities on terms more favorable than anticipated.

(b)Net income for the second quarter and first six months of 1999 included non-recurring income of $1.1 million ($0.7 million after taxes), a loss from discontinued operations of $9.3 million and $4.9 million, or $0.04 and $0.02 per diluted share, and an extraordinary loss on the early extinguishment of debt of $31.0 million and $33.2 million, or $0.14 and $0.15 per diluted share, respectively. Net income for the first six months also included a charge for the cumulative effect of a change in accounting for start-up costs of $22.1 million, or $0.10 per diluted share.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             FORT JAMES CORPORATION
                         FOR THE QUARTERS AND SIX MONTHS
                      ENDED JUNE 25, 2000 AND JUNE 27, 1999


                                                                                 Quarter                       Six Months
                                                                        ------------------------        ------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                                       2000           1999            2000            1999
---------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                               $ 1, 756.6      $ 1,718.5       $ 3,433.2       $ 3,387.5
Cost of goods sold                                                      (1,231.7)       (1,175.2)       (2,433.0)       (2,310.7)
Selling and administrative expenses                                     (299.1)         (291.1)         (587.2)         (588.2)
Restructure and other items                                             8.6             1.1             8.6             1.1
---------------------------------------------------------------------------------------------------------------------------------
  Income from operations                                                234.4           253.5           421.6           489.7
Interest expense                                                        (58.6)          (59.4)          (115.6)         (121.9)
Other income (expense), net                                             (3.1)           14.2            11.7            18.1
---------------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before income taxes,
        extraordinary items, and cumulative effect of a change
        in accounting principle                                         172.7           208.1           317.7           385.9
Income tax expense                                                      (56.3)          (72.2)          (104.9)         (132.4)
---------------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before extraordinary
        items and cumulative effect of a change in accounting principle 116.4           135.9           212.8           253.5
Loss from discontinued operations, net of taxes                         -               (9.3)           -               (4.9)
---------------------------------------------------------------------------------------------------------------------------------
  Income before extraordinary items and cumulative effect
        of a change in accounting principle                             116.4           126.6           212.8           248.6
Extraordinary loss on early extinguishment of debt, net of taxes        -               (31.0)          -               (33.2)
Cumulative effect of a change in accounting principle, net of taxes     -               -               -               (22.1)
---------------------------------------------------------------------------------------------------------------------------------
        Net income                                                      $ 116.4         $ 95.6          $ 212.8         $ 193.3
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Income from continuing operations before extraordinary items
        and cumulative effect of a change in accounting principle       $ 0.57          $ 0.62          $ 1.02          $ 1.15
  Loss from discontinued operations, net of taxes                       -               (0.04)          -               (0.02)
  Extraordinary loss on early extinguishment of debt, net of taxes      -               (0.14)          -               (0.15)
  Cumulative effect of a change in accounting principle, net of taxes   -               -               -               (0.10)
---------------------------------------------------------------------------------------------------------------------------------
        Net income                                                      $ 0.57          $ 0.44          $ 1.02          $ 0.88
---------------------------------------------------------------------------------------------------------------------------------
        Weighted average common shares outstanding                      205.5           219.6           207.8           219.6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Income from continuing operations before extraordinary items
        and cumulative effect of a change in accounting principle       $ 0.57          $ 0.62          $ 1.02          $ 1.15
  Loss from discontinued operations, net of taxes                       -               (0.04)          -               (0.02)
  Extraordinary loss on early extinguishment of debt, net of taxes      -               (0.14)          -               (0.15)
  Cumulative effect of a change in accounting principle, net of taxes   -               -               -               (0.10)
---------------------------------------------------------------------------------------------------------------------------------
        Net income                                                      $ 0.57          $ 0.44          $ 1.02          $ 0.88
---------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares and
  common shares equivalents outstanding                                 205.9           220.9           208.1           220.6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                               SEGMENT INFORMATION
                             FORT JAMES CORPORATION


(IN MILLIONS, EXCEPT PER SHARE DATA)                  First Quarter   Second Quarter  Third Quarter  Fourth Quarter     Year

-------------------------------------------------------------------------------------------------------------------------------
2000 NET SALES:

  Tissue - North America                                $ 913.2         $ 951.0         $ -             $ -             $ 1,864.2
  Tissue - Europe                                         449.9           433.6           -               -               883.5
  Dixie                                                   179.2           240.6           -               -               419.8
  Communications Papers and Fiber                         237.2           226.8           -               -               464.0
  Intercompany                                           (102.9)         (95.4)           -               -               (198.3)
--------------------------------------------------------------------------------------------------------------------------------
Total net sales                                         $ 1,676.6     $ 1,756.6         $-              $-              $ 3,433.2
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
1999 NET SALES:
  Tissue - North America                                $ 899.4         $ 913.7         $ 950.3         $ 910.5         # 3,673.9
  Tissue - Europe                                         465.9           456.3           452.1           459.7           1,834.0
  Dixie                                                   175.6           220.3           195.2           195.8           786.9
  Communications Papers and Fiber                         196.0           200.9           209.3           228.3           834.5
  Intercompany                                           (67.9)          (72.7)          (67.6)          (93.7)          (301.9)
--------------------------------------------------------------------------------------------------------------------------------
Total net sales                                         $1,669.0        $1,718.5        $1,739.3        $1,700.6        $6,827.4
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
2000 INCOME (LOSS) FROM OPERATIONS:
  Tissue - North America                                $ 144.1         $ 172.1         $ -             $ -             $ 316.2
  Tissue - Europe                                         29.1            24.4            -               -               53.5
  Dixie                                                   19.4            37.3            -               -               56.7
  Communications Papers and Fiber                         14.3            10.2            -               -               24.5
  Corporate                                              (19.7)          (18.2)           -               -              (37.9)
--------------------------------------------------------------------------------------------------------------------------------
Income from operations
  before restructure and other items                    $ 187.2         $ 225.8         $ -             $ -             $ 413.0
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
1999 INCOME (LOSS) FROM OPERATIONS (A):
  Tissue - North America                                $ 192.1         $ 183.5         $ 125.6         $ 143.5         $ 644.7
  Tissue - Europe                                         61.1            57.4            50.8            41.1            210.4
  Dixie                                                   19.3            38.6            20.3            26.9            105.1
  Communications Papers and Fiber                        (14.2)          (8.6)            1.8             12.3            (8.7)
  Corporate                                              (21.9)          (18.7)          (30.3)          (22.2)          (93.1)
---------------------------------------------------------------------------------------------------------------------------------
Income from operations
  before restructure and other items                    $ 236.4         $ 252.2         $ 168.2         $ 201.6         $ 858.4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


    (a) Third quarter and full year 1999 income from operations included $46.0 million of unusual items for severance and litigation accruals. Details by segment are as follows:



                                                                                  1999 Income From Operations
                                                                  Unusual             Excluding Unusual Items
                                                                                --------------------------------
                                                                   Items           Third Quarter          Year
----------------------------------------------------      -------------------------------------------------------
  Tissue - North America                                        $ 34.7             $ 160.3              $ 679.4
  Tissue - Europe                                                  -                  50.8                210.4
  Dixie                                                            0.9                21.2                106.0
  Communications Papers and Fiber                                  2.1                 3.9                (6.6)
  Corporate                                                        8.3               (22.0)              (84.8)
----------------------------------------------------       --------------------------------------------------------
  Total                                                         $ 46.0             $ 214.2              $ 904.4
----------------------------------------------------       --------------------------------------------------------
----------------------------------------------------       --------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS
                             FORT JAMES CORPORATION
            AS OF JUNE 25, 2000, DECEMBER 26, 1999, AND JUNE 27, 1999




(IN MILLIONS)                                   June          December          June
                                                2000            1999            1999
--------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                       $     4.6       $     10.3      $     7.7
Accounts receivable                                 895.5            880.5          920.3
Inventores                                          801.4            790.4          819.2
Other current assets                                129.8            147.2          145.4
--------------------------------------------------------------------------------------------------
Total current assets                              1,831.3         1,828.4         1,892.6
--------------------------------------------------------------------------------------------------
Net property, plant and equipment                 4,273.8         4,352.1         4,160.7
Goodwill, net                                       497.8           528.8           552.4
Net assets of discontinued operations                -               -              426.2
Other assets                                        502.7           548.9           551.4
--------------------------------------------------------------------------------------------------
Total assets                                    $ 7,105.6       $ 7,258.2       $ 7,583.3
--------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities        $ 1,150.5       $ 1,187.8       $ 1,174.7
Current portion of long-term debt                    70.3            81.9           235.8
--------------------------------------------------------------------------------------------------
Total current liabilities                         1,220.8         1,269.7         1,410.5
--------------------------------------------------------------------------------------------------
Long-term debt                                    3,449.1         3,432.0         3,658.5
Deferred income taxes                               726.6           748.6           733.6
Accrued postretirement benefits other
  than pensions                                     406.4           417.1           438.9
Other long-term liabilities                         256.3           263.5           281.6
Common shareholders' Equity                       1,046.4         1,127.3         1,060.2
--------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity      $ 7,105.6       $ 7,258.2       $ 7,583.3
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FORT JAMES CORPORATION
            FOR THE SIX MONTHS ENDED JUNE 25, 2000 AND JUNE 27, 1999



(IN MILLIONS)                                           2000             1999
-------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
  Net income                                          $  212.8         $ 193.3
  Depreciation expense                                   232.8           220.4
  Amortization of goodwill                                 8.7             9.3
  Deferred income tax provision                            8.1            38.2
  Restructure and other items                            (8.6)           (1.1)
  Loss from discontinued operations, net of taxes           -              4.9
  Loss on early extinguishment of debt, net of taxes        -             33.2
  Cumulative effect of a change in accounting
    principle, net of taxes                                 -             22.1
  Change in current assets and liabilities, excluding
    effects of acquisitions and dispositions:
        Accounts receivable                             (43.2)         (115.7)
        Inventories                                     (18.9)         ( 28.1)
        Other current assets                            ( 6.1)         ( 12.3)
        Accounts payable and accrued liabilities        (11.7)         ( 30.0)
  Other, net                                            (35.6)         ( 26.1)
-------------------------------------------------------------------------------
        Cash provided by operating activities            338.3           308.1
-------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment        (222.5)        (220.7)
  Proceeds from sale of assets                            94.4             3.5
  Increase in net assets of discontinued operations        -            (34.5)
  Other, net                                              (0.5)          (1.0)
-------------------------------------------------------------------------------
        Cash used for investing activities              (130.6)        (252.7)
-------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Additions to long-term debt                               4.0           19.9
  Payments of long-term debt                             (30.8)        (333.4)
  Net increase in revolving debt                           74.5          361.0
  Premiums paid on early extinguishment of debt
      and debt issuance costs                                -          (54.2)
  Common stock dividends paid                            (63.7)         (65.9)
  Proceeds from exercise of stock options                   1.5            8.6
  Common stock purchases                                (198.9)             -
  Other, net                                                 -            11.0
-------------------------------------------------------------------------------
        Cash used for financing activities              (213.4)         (53.0)
-------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (5.7)            2.4
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD             10.3            5.3
-------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                 $  4.6         $  7.7
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
